FEATHERLITE, INC.	FOR
Featherlite, Inc.
P. O. Box 320
Cresco, Iowa 52136
Contact: John K. Hall,
FOR IMMEDIATE RELEASE	Director of Corporate Communications,
563-547-6000

FEATHERLITE EARNINGS UP OVER 43 PERCENT TO RECORD $1.5 MILLION IN SECOND QUARTER
Net sales rise to $54.1 million

CRESCO, Iowa, August 1, 2006 - Featherlite, Inc. (Nasdaq: FTHR), a leading manufacturer and marketer of specialty aluminum trailers, transporters and luxury motorcoaches, today reported record net income of $1.5 million, or 13 cents per diluted share, on net sales of $54.1 million for the second quarter ended June 30, 2006. Net income increased 43.1 percent in the second quarter of 2006, up from $1.1 million, or 9 cents per diluted share, in the same period in 2005. On a consolidated basis, higher second quarter net income in 2006 was primarily the result of increased sales and gross margin improvements in the trailer division compared to 2005.

Net income for the first six months of 2006 was $2.9 million compared with $2.5 million for the same period in 2005. On a diluted per share basis, the Company earned 25 cents in the first six months of fiscal 2006 compared to 22 cents for the same period in 2005.

Second quarter net sales in 2006 rose by $2.0 million, or 3.8 percent, over the same period last year. Trailer segment sales increased 25 percent in the second quarter of 2006 over the same period last year. This increase resulted from greater trailer unit sales in nearly all product categories as well as a significant improvement in average revenue per unit as a result of the favorable impact of the price increases and surcharges initiated in 2006 to offset commodity price increases. Luxury coach segment sales decreased by 37.6 percent in the second quarter of 2006 over the same quarter last year with unit sales down in both new and pre-owned coaches. Declines in coach unit sales were partially offset by higher net revenues per unit sold in both new and pre-owned categories

Net sales of $114.5 for the first six months of 2006 were up three percent from $110.7 million reported in the same period last year as increased trailers sales of 14.8 percent were substantially offset by a 17.5 percent decrease in motorcoach sales.

“Despite softness in the luxury coach segment, Featherlite posted its strongest second quarter earnings ever,” President and CEO Conrad Clement said. “We remain cautiously optimistic about sales through the remainder of 2006. Though the trailer segment backlog is at $14.2 million compared with $16.3 million at the same period last year, we are pleased that order levels have remained strong throughout 2006. Motorcoach segment backlog has declined from $9.2 million at June 30, 2005 to $2.3 million at December 31, 2005 and $1.7 million at June 30, 2006. We expect demand for coaches in the third and fourth quarters of 2006 to improve as uncertainties related to Company’s process of exploring strategic alternatives have been removed, as discussed below.

“This spring the Company launched the newest and most exclusive luxury coach edition in the industry, the Featherlite Vantaré Platinum Plus. The early media attention has been the strongest of any we have received for a coach product launch, and we look forward to introducing it to audiences first hand at shows and events this summer, fall and beyond,” Clement said.

As previously announced, the Company has signed a definitive agreement to merge with a subsidiary of Universal Trailer Holdings Corp. Under the terms of the agreement, a subsidiary of Universal Trailer will merge with and into the Company, the Company will become a wholly-owned subsidiary of Universal Trailer, and Company shareholders will receive $6.50 in cash for each outstanding share of Company common stock. The aggregate consideration to be paid to Company shareholders and option and warrant holders is approximately $79.5 million, and Universal Trailer will assume approximately $29.1 million in debt obligations. In addition, as previously announced, Featherlite Coaches, a newly-formed company controlled by Conrad Clement, Tracy Clement, Featherlite’s Executive Vice President, and Bulk Resources, Inc., has entered into a definitive agreement with Universal Trailer to purchase the assets and assume substantially all of the liabilities of the Company’s motorcoach division immediately following the closing of the merger. The Company is not a party to this agreement and does not own any equity of Featherlite Coaches. The merger is expected to be completed by October 31, 2006 and is subject to various conditions, including the continued effectiveness of the agreement between Featherlite Coaches and Universal Trailer. The Company expects to announce a special meeting of the Company’s shareholders following preparation and filing of proxy materials with the Securities and Exchange Commission.

Featherlite, Inc.
Condensed Balance Sheets
(Unaudited)
(In thousands)
	June 30,	Dec 31,
ASSETS	2006	2005
Current assets
Cash	$140	$91
Receivables	9,249	7,178
Refundable income taxes	337	337
Inventories	59,695	55,714
Leased promotional trailers	1,496	1,550
Prepaid expenses	1,083	1,820
Deferred tax asset	1,329	1,329
Total current assets	73,329	68,019
Property and equipment, net	16,320	16,583
Other assets	3,945	3,199
	$93,594	$87,801

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Wholesale financing and other notes payable	$19,569	$18,923
Current maturities of long-term debt	1,868	1,791
Checks issued not yet presented	4,399	4,419
Accounts payable	5,613	4,384
Motorcoach shell costs payable	6,436	3,142
Accrued liabilities	9,980	8,194
Customer deposits	1,536	2,832
Total current liabilities	49,401	43,685
Bank line of credit	183	2,418
Other long-term debt, net of current maturities	9,531	10,168
Deferred tax liabilities	1,259	1,259
Other long-term liabilities	28	35
Shareholders' equity	33,192	30,236
	$93,594	$87,801

Featherlite, Inc
Condensed Statements of Income
(Unaudited)
(In Thousands, except for per share data)
	Three months Ended		Six months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net Sales	$54,096	$52,084	$114,529	$110,671
Cost of Sales	44,581	44,159	95,736	92,994
Gross profit	9,515	7,925	18,793	17,677
Selling and administrative expenses	6,366	5,510	12,783	12,291
Income from operations	3,149	2,415	6,010	5,386
Other income(expense)
Interest	(662)	(704)	(1,307)	(1,335)
Other, net	36	13	71	41
Total other expense	(626)	(691)	(1,236)	(1,294)
Income before taxes	2,523	1,724	4,774	4,092
Minority interest in subsidiary income	-	11	-	(1)
Provision for income taxes	(984)	(660)	(1,862)	(1,555)
Net income	$1,539	$1,075	$2,912	$2,536

Net income per share-
Basic	$0.14	$0.10	$0.26	$0.23
Diluted	$0.13	$0.09	$0.25	$0.22

Weighted average shares outstanding -
Basic	11,060	10,930	11,050	10,909
Diluted	11,697	11,627	11,681	11,532

Important Additional Information will be filed with the SEC

The Company plans to file with the SEC and mail to shareholders a proxy statement in connection with the merger referred to above. The proxy statement will contain important information about the Company, the merger and related matters. Shareholders are urged to read the proxy statement, and any other relevant documents filed with the SEC, carefully when they become available because they will contain important information about the companies and the proposed transaction.

The Company, the special committee of its board of directors, and the Company’s officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of the Company with respect to the transactions contemplated by the merger agreement referred to above. Information regarding the Company’s directors and executive officers is contained in the Company’s annual report on Form 10-K for the year ended December 31, 2005, which is filed with the SEC.

Shareholders will be able to obtain free copies of the proxy statement, Form 10-K and other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov and through the Company’s website at www.fthr.com.

About Featherlite
With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite®, Inc. has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches. For more information about the Company, please visit www.fthr.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this release are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. Statements in this release regarding expectations of the importance of sales leads on future sales levels and the effectiveness of price increases and surcharges on margins are forward-looking statements. In general, words such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions identify forward-looking statements. These statements speak only as of the date of this release, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: the health of the economy and disposable income for recreational and leisure activities, product demand and acceptance of products in each segment of the Company’s markets, the need for and impact of product sales price increases, fluctuations in the price of aluminum, changes in our product sales mixes, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. In addition, the following factors relating to the proposed merger could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Featherlite and Universal Trailer businesses will not be integrated successfully; costs related to the proposed merger; failure of the Company’s shareholders to approve the proposed merger; and other economic, business, competitive and/or regulatory factors affecting the Company’s and Universal Trailer’s businesses generally, including those set forth in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the most recent fiscal year, its most recent Quarterly Report on Form 10-Q, and its Current Reports on Form 8-K. The risks and uncertainties listed are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.